Exhibit 10.2

EXECUTIVE RETENTION AGREEMENT

THIS EXECUTIVE RETENTION AGREEMENT (this “Agreement”), dated as of the 10th day of August, 2012 (the “Effective Date”), is by and among Career Education Corporation, a Delaware Corporation (the “Company”), and NAME (the “Employee”).

WHEREAS, the Company desires to ensure the Employee’s continued employment through the dates set forth herein; and

WHEREAS, in order to help ensure such continued employment, the Company desires to grant the Employee the Retention Bonus (as defined below) which shall be payable pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Retention Bonus. The Employee shall receive a target retention bonus in an amount determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) as set forth in Section 2 hereof (the “Target Retention Bonus”). Fifty percent (50%) of the Target Retention Bonus will be fixed (the “Fixed Payment Amount”), and fifty percent (50%) of the Target Retention Bonus will fluctuate, positively or negatively, based on the formula set forth in Section 4 (the “Fluctuating Payment Amount”). The sum of the Fixed Payment Amount and the Fluctuating Payment Amount payable pursuant hereto shall constitute the entire “Retention Bonus.” The Retention Bonus shall be paid in cash and is subject to applicable withholding.

2. Target Retention Bonus. The Target Retention Bonus for the Employee as determined by the Committee shall be $TOTAL VALUE, which is equal to TARGET% of the Employee’s base salary for 2012 as in effect on the Effective Date.

3. Awards. The Retention Bonus shall be paid in three separate payments (each payment an “Award”). Each Award shall be the sum of the Fixed Payment Amount and the Fluctuating Payment Amount due on the applicable Payment Date (as defined below).

4. Payment Dates. Each Award will be paid within thirty (30) days of February 10, 2013 (the “First Measurement Date”); August 10, 2013 (the “Second Measurement Date”); and February 10, 2014 (the “Third Measurement Date,” and together with the First Measurement Date and the Second Measurement Date, the “Measurement Dates”). The “First Payment Date” shall be not later than thirty (30) days following the First Measurement Date; the “Second Payment Date” shall be not later than thirty (30) days following the Second Measurement Date; the “Third Payment Date” shall be not later than thirty (30) days following the Third Measurement Date (each of the First Payment Date, the Second Payment Date and the Third Payment Date are a “Payment Date”).

5. Forfeitability of the Retention Bonus. In all cases, to the extent the Employee voluntarily terminates employment with the Company for any reason, or the Employee is terminated by the Company for Cause (as defined below), prior to a Payment Date, the amount due to be paid to the Employee on such Payment Date and all future Payment Dates shall be forfeited by the Employee. Except as otherwise provided in this Section 5, if the Employee is terminated by the Company without Cause on or after August 10, 2012, then the Employee shall remain entitled to receive the portion of the Retention Bonus payable on the First Payment Date, but shall for no longer have any right to receive the portion of the Retention Bonus payable on either the Second Payment Date or the Third Payment Date. Except as otherwise provided in this Section 5, if the Employee is terminated by the Company without Cause on or after February 10, 2013, then the Employee shall remain entitled to receive the portion of the Retention Bonus payable on the Second Payment Date, but shall for no longer have any right to receive the portion of the Retention Bonus payable on the Third Payment Date. Except as otherwise provided in this Section 5, if the Employee is terminated by the Company without Cause on or after August 10, 2013, then the Employee shall remain entitled to receive the portion of the Retention Bonus payable on the Third Payment Date. Notwithstanding the foregoing provisions of this Section 5, if the Employee’s employment with the Company terminates as a result of his or her death or Disability, the Employee will be entitled to continue to receive Awards on each Payment Date as if he or she remained employed by the Company as of each such Payment Date.

6. Fixed Payment Amount. The Fixed Payment Amount shall be a cash denominated portion of the Target Retention Bonus payable on each of the Payment Dates. The Fixed Payment Amount due to the Employee on the First Payment Date shall be equal to 8.33% of the Target Retention Bonus. The Fixed Payment Amount due to the Employee on the Second Payment Date shall be equal to 16.67 % of the Target Retention Bonus. The Fixed Payment Amount due to the Employee on the Third Payment Date shall be equal to 25% of the Target Retention Bonus.

7. Fluctuating Payment Amount. The Fluctuating Payment Amount shall be a fluctuating portion of the Target Retention Bonus payable on each of the Payment Dates. The Fluctuating Payment Amount due to the Employee on the First Payment Date shall be equal to 16.67% of the result of the Measurement Formula (as defined below) measured as of the First Measurement Date. The Fluctuating Payment Amount Due to the Employee on the Second Payment Date shall be equal to 33.33% of the result of the Measurement Formula measured as of the Second Measurement Date. The Fluctuating Payment Amount due to the Employee on the Third Payment Date shall be equal to 50% of the result of the Measurement Formula measured as of the Third Measurement Date.

8. Measurement Formula. The Measurement Formula is the formula used to compute the Fluctuating Payment Amount due to the Employee on the Payment Date following each applicable Measurement Date. The “Measurement Formula” shall be equal to (X) multiplied by (Y); where (X) is equal to the average closing price of Company common stock for the five (5) trading days preceding the applicable Measurement Date, and where (Y) is equal to the number of shares of Company common stock that would have been able to be purchased using an amount equal to fifty percent (50%) of the Target Retention Bonus based on the average closing price of Company common stock for the five (5) trading days preceding the Effective Date of this Agreement. Notwithstanding the foregoing, following a Change in Control where the Company is no longer an independent company with its stock price reported on a national exchange, clause (X) of the Management Formula shall be fixed at the Change in Control Price. In all cases, the result of the Measurement Formula for any Measurement Date may not (a) be less than 25% of the amount of the Target Retention Bonus, nor (b) exceed 100% of amount of the Target Retention Bonus.

9. Example of Retention Bonus Calculation. Attached hereto as Exhibit A, is an example showing how the calculation of the Retention Bonus and applicable Awards are to be calculated. The example set forth in Exhibit A is intended to be an illustrative example only; the actual calculation of the Retention Bonus and any Award is to be computed based on the amounts provided for the Target Retention Bonus in Section 2 hereof and the actual results of the Measurement Formula on the various Measurement Dates.

10. Change in Control. Following a Change in Control, each Award will remain payable on the Payment Dates specified in Section 4 hereof. However, any outstanding and unpaid Awards will accelerate and be immediately payable in full if the Employee is terminated by the Company (or a successor) without Cause prior to the Third Payment Date, but upon or following the occurrence of a Change in Control.

11. Certain Definitions.

(a) “Cause” means, as determined by the Committee, the occurrence of any one of the following: (i) any act of dishonesty, willful misconduct, gross negligence, intentional or conscious abandonment or neglect of duty by the Employee; (ii) a violation by the Employee of the Company’s Code of Conduct or Code of Ethics, as applicable; (iii) commission by the Employee of a criminal activity, fraud or embezzlement; (iv) a failure by the Employee to reasonably cooperate in any investigation or proceeding concerning the Company; (v) any unauthorized disclosure or use of confidential information or trade secrets by the Employee; or (vi) any violation of any restrictive covenant, such as a non-compete, non-solicit or non-disclosure agreement, between the Employee and the Company; provided, however, that in the event the Employee is party to an employment agreement with the Company that contains a different definition of Cause, the definition of Cause contained in such employment agreement shall be controlling.

(b) “Change in Control” the occurrence of any one or more of the following: (i) any corporation, person or other entity (other than the Company, a majority-owned subsidiary of the Company or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by the Company), including a “group” as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended, becomes the beneficial owner of stock representing more than thirty-five percent (35%) of the combined voting power of the Company’s then outstanding securities; (ii) (A) the stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation other than a majority-owned subsidiary of the Company, or to sell or otherwise dispose of all or substantially all of the Company’s assets, and (B) the persons who were the members of the Board of Directors of the Company (the “Board”) prior to such approval do not represent a majority of the directors of the surviving, resulting or acquiring entity or parent thereof; (iii) the consummation of a plan of liquidation; or (iv) within any period of 24 consecutive months, persons who were members of the Board immediately prior to such 24-month period, together with persons who were first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) during such 24-month period by or upon the recommendation of persons who were members of the Board immediately prior to such 24-month period and who constituted a majority of the

Board at the time of such election, cease to constitute a majority of the Board.

(c) “Change in Control Price” means the lower of (i) the fair market value per share of Company common stock as of the date of the Change in Control, or (ii) the price paid per share of Company common stock as part of the transaction which constitutes the Change in Control. Even though the Retention Bonus is not granted pursuant to the Company’s 2008 Incentive Compensation Plan (the “2008 Plan”), for purposes of this Agreement, the Change in Control Price shall be determined in accordance with the provisions of the 2008 Plan.

(d) “Disability” means, as determined by the Committee, a mental or physical illness that entitles the Employee to receive benefits under the long-term disability plan of the Company, or if the Employee is not covered by such a plan, a mental or physical illness that renders the Employee totally and permanently incapable of performing the Employee’s duties for the Company or a subsidiary. Notwithstanding the foregoing, a Disability shall not qualify under this Agreement if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered, or incurred while participating in a felony criminal offense.

12. Restrictive Covenants. In consideration for the possibility of receiving the Retention Bonus hereunder, and as a term and condition of the Employee’s employment with the Company, the Employee agrees to adhere to, and be bound by, the following restrictions. The Employee hereby acknowledges that the Employee’s job responsibilities give the Employee access to confidential and proprietary information belonging to the Company and/or its subsidiaries, and that this and other confidential information to which the Employee has access would be of value, and provide an unfair advantage, to a competitor in competing against the Company or its subsidiaries in any of the markets in which the Company or its subsidiaries maintains schools, provides on-line education classes or otherwise conducts business. The Employee further acknowledges that the following restrictions will not cause the Employee undue hardship. Consequently, the Employee agrees that the restrictions below (the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and/or its subsidiaries’ legitimate business interests.

(a) During the Employee’s employment with the Company and/or any of its subsidiaries and continuing thereafter for the post-termination periods specified below, the Employee will not, in any way, directly or indirectly, either for the Employee or any other person or entity, whether paid or unpaid:

(i) For NON-COMPETE DATE months following Employee’s voluntary resignation from Employee’s employment with the Company or Employee’s termination from employment by the Company for Cause, accept employment with, own, manage, operate, consult or provide expert services to any person or entity that competes with the Company or any of its subsidiaries in any capacity that involves any responsibilities or activities involving or relating to any Competing Educational Service, as defined herein. “Competing Educational Service” means any educational service that competes with the educational services provided by the Company and/or any of its subsidiaries, including but not limited to coursework in the areas of visual communication and design technologies; information technology; business studies; culinary arts; and health education, or any education service. The Employee hereby acknowledges that the following organizations, among others, provide Competing Educational Services and, should the Employee accept employment with, own, manage, operate, consult or provide expert services to any of these organizations, it would inevitably require the use and/or disclosure of confidential information belonging to the Company and/or its subsidiaries and would provide such organizations with an unfair business advantage over the Company: DeVry Inc., Kaplan, Inc., Apollo Group Inc., Education Management LLC, Embanet Corporation, Capella Education Company, ITT Educational Services, Inc., Corinthian Colleges, Inc., Laureate Education, Inc. and Strayer Education, Inc. and each of their respective subsidiaries, affiliates and successors. The Employee further acknowledges that the Company and/or its subsidiaries provide career-oriented education through physical and web-based virtual campuses throughout the world and, therefore, it is impracticable to identify a limited, specific geographical scope for this Restrictive Covenant. If the Employee is involuntarily terminated from employment with the Company for other than Cause, the Employee will not be subject to any post-termination non-compete restriction under this Section 12(a)(i).

(ii) For twelve (12) months following Employee’s termination of employment with the Company for any reason, solicit, attempt to solicit, assist with the solicitation of, direct another to solicit, or otherwise entice any employee of the Company or any of its subsidiaries to leave his/her employment.

(b) Should the Employee breach the terms of these Restrictive Covenants, the Company reserves the right to enforce the terms herein in court and seek any and all remedies available to it in equity and law, and the Employee agrees to pay the Company’s attorneys’ fees and costs should it succeed on its claim(s). Further, should the Employee breach the terms of these Restrictive Covenants, the Employee will forfeit any right to receive or retain the Retention Bonus payable hereunder, and the Employee agrees to pay the Company’s attorneys’ fees and costs incurred in recovering any portion of the Retention Bonus paid.

(c) It is the intention of the Employee and the Company that in the event any of the covenants contained in these Restrictive Covenants are determined to be unreasonable and/or unenforceable with respect to scope, time or geographical coverage, the Employee and the Company agree that such covenants may be modified and narrowed by a court, so as to provide the maximum legally enforceable protection of the Company’s and any of its subsidiaries’ interests as described in this Agreement.

13. Confidentiality of Agreement. This Agreement and its terms are confidential and the Employee agrees not to discuss or disclose the existence or terms of this Agreement to anyone except that the Employee may discuss and disclose the existence and/or terms of this Agreement with his or her spouse, attorney, accountant, or other advisor provided such individual agrees to be bound by the provisions of this Section 13. Notwithstanding the foregoing, the Company will disclose this Agreement and the terms thereof to the extent required by applicable law.

14. No Alteration of “At-Will” Status. This Agreement does not alter the “at will” nature of the relationship between the Employee and the Company. Neither this Agreement nor any retention period stated herein in any way constitute a contract of employment or a promise of a term of employment of any length.

15. Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

16. Withholding. The Company may withhold from any amount payable under this Agreement such federal, state or local taxes as must be withheld pursuant to any applicable law or regulation.

17. Section 409A. The Employee and the Company intend that this Agreement not constitute a non-qualified deferred compensation plan to which Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) applies. Notwithstanding the foregoing, the Employee and the Company agree that, to the extent that Section 409A applies to this Agreement and the Retention Bonus, this Agreement shall be interpreted and administered in a manner which complies with the requirements of Section 409A so that, to the greatest extent possible, the additional tax provided for in Section 409A does not become due with respect to the Retention Bonus. Notwithstanding the foregoing, the Company makes no guarantee, and shall not be held responsible for, any taxes that become due in connection with the Retention Bonus pursuant to Section 409A.

18. Mitigation of Excise Tax. If any payment or right accruing to the Employee under this Agreement (without the application of this Section 18), either alone or together with other payments or rights accruing to the Employee from the Company (“Total Payments”), would constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations thereunder, such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under this Agreement being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code. The determination of whether any reduction in the rights or payments under this Agreement is to apply shall be made by the Committee in good faith after consultation with the Employee, and such determination shall be conclusive and binding on the Employee. The Employee shall cooperate in good faith with the Committee in making such determination and providing the necessary information for this purpose. The foregoing provisions of this Section 18 shall apply with respect to any person only if, after reduction for any applicable Federal excise tax imposed by Section 4999 of the Code and Federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of this Agreement and after reduction for only Federal income taxes. Notwithstanding the foregoing, in the event the Employee is a party to a prior written agreement with the Company or a subsidiary that provides for more favorable treatment for the Employee regarding Section 280G of the Code, including, but not limited to, the right to receive a gross-up payment for the excise tax under Section 4999 of the Code, such agreement shall be controlling.

19. Inadmissibility. This Agreement, its execution, and its implementation may not be used as evidence, and will not be admissible, in any proceeding except one brought by the Employee or the Company claiming a violation of this Agreement.

20. Entire Agreement. This Agreement contains the entire agreement and understanding between the Employee and the Company concerning any of the matters described herein and therein, and except as specifically provided herein, supersedes any and all prior agreements, discussions, negotiations, understandings, and proposals of the parties. The terms of this Agreement cannot be changed except in a later document signed by the Employee and an authorized officer of the Company.

21. Notice. Whenever any notice may be or is required to be given by the Company to the Employee, such notice may be given in person or mailed to the Employee at his or her last known address (as indicated in the records of the Company) using the United States Postal Service. Whenever any notice may be or is required to be given by the Employee to the Company, such notice may be given in person or mailed to the Senior Vice President – Human Resources of the Company at the address of its principal office using the United States Postal Service. Either the Company or the Employee may change his or its address for purposes of notices hereunder by giving notice to the other party pursuant to this Section 21. Notwithstanding the foregoing, any notice required or permitted hereunder from the Company to the Employee may be made by electronic means, including by electronic mail to the Company-maintained electronic mailbox of the Employee, and the Employee hereby consents to receive such notice by electronic delivery. To the extent permitted in an electronically delivered notice described in the previous sentence, the Employee shall be permitted to respond to such notice or communication by way of a responsive electronic communication, including by electronic mail.

22. Controlling Law. This Agreement will be governed by the laws of the State of Delaware, without giving effect to any principles regarding conflicts of laws. Each party consents to and agrees never to challenge the personal jurisdiction or venue of the federal or state courts in Cook County, Illinois, and agrees that they are a fair and convenient place to conduct any such proceeding.

23. Reference. Unless the context clearly indicates otherwise, references herein to the Company shall be deemed to include references to the Company’s subsidiaries and affiliates.

24. No Interpretation Presumption. This Agreement will be interpreted and construed as if all of its provisions were drafted jointly by the parties, and no party is entitled to the benefit of any rule of construction with respect to the interpretation of any term, condition, or provision in favor or against any drafter of this Agreement. This Agreement will be interpreted and construed in accordance with the plain meaning of its terms and not strictly for or against either party.

25. Actions Taken by Committee’s Delegate. The Committee may delegate any of its duties related to this Agreement to one or more officers of the Company. For purposes hereof, any properly delegated action taken by the Committee’s delegate is to be construed as an action taken by the Committee hereunder.

26. Assignment. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and the Employee and their respective successors and assigns.

27. Dispute Resolution. In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement, which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules for employment disputes, by a single independent arbitrator; provided that notwithstanding the foregoing, the Company shall be entitled to seek a temporary restraining order and any other injunctive relief from a court of competent jurisdiction, restraining the Employee from committing or continuing any violation of Section 12 hereof; provided further that monetary damages for any breach of this Agreement shall be determined pursuant to this Section 27. If the parties are unable to agree on the selection of an arbitrator, then any party may petition the American Arbitration Association for the appointment of an arbitrator, which appointment shall be made within ten (10) days of the petition therefore. Either the Company or the Employee may institute such arbitration proceeding by giving written notice to the other party. A hearing shall be held by the arbitrator in the City of Chicago, Illinois within thirty (30) days of his or her appointment. In preparation for their presentation at such hearing, each party may depose a maximum of four (4) people. Each such deposition shall last no more than six (6) hours. Each side may file with the arbitrator one brief not in excess of thirty (30) pages, excluding exhibits. Each side shall have no more than eight (8) hours to present its position to the arbitrator. The hearing shall be no more than three (3) days in length. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant a written decision which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator shall have the discretion to award the cost of arbitration, arbitrator’s fees and the respective attorneys’ fees of each party between the parties as he or she sees fit.

28. Headings. The headings in this Agreement are for the convenience of the parties and will not affect its meaning or interpretation.

29. Counterparts; Facsimile. This Agreement may be executed in separate counterparts (including by means of facsimile or .pdf), each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects and for all purposes as an original agreement or amendment and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such amendment shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or amendment was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

CAREER EDUCATION CORPORATION

NAME	Steven H. Lesnik
TITLE	Chairman, President and CEO

Please return you signed copy of this Agreement by August 24, 2012 to Colon McLean, SVP & Chief HR Officer, via pdf (cmclean@careered.com), fax (847-551-7389) or inter-office mail (Campus Support Center, 231 N. Martingale Rd, Schaumburg, IL 60173). Failure to do so will result in a forfeiture of the Reward & Retention Bonus. Please retain a copy of this signed Agreement for your records.

Exhibit A

Example of Retention Bonus Calculation

Below is an example showing how the Retention Bonus and any applicable Awards are to be calculated. The example below is intended to be for illustrative purposes only; the actual calculation of the Retention Bonus and any Award to the Employee is to be computed based on the provision contained in the Agreement.

Salary Information:
(a) -	Sample Bonus Recipient’s Base Salary	$150,000
(b) -	Sample Target Retention Bonus at 30% of Base Salary ((a) x 0.30)	$45,000

Stock Information (Average Closing Price for the five trading days preceding applicable Measurement Date):
(c) -	Five-day average closing price as of August 10, 2012	$5.00
(d) -	Assumed five-day average closing price as of February 10, 2013	$8.50
(e) -	Assumed five-day average closing price as of August 10, 2013	$5.00
(f) -	Assumed five-day average closing price as of February 10, 2014	$10.00

Measurement Formula Calculations:
(g) -	50% of Sample Target Retention Bonus ((b) x 0.5)	$22,500
(h) -	Number of notional shares based on $5.00 price ((g) / (c))	4,500

Awards

Based on the foregoing assumptions, and assuming the Sample Bonus Recipient remains employed through December 31, 2013, the following payments would be due to the Sample Bonus Recipient:

Measurement Date*	Fixed Payment Amount		Fluctuating Payment Amount		Total
February 10, 2013	$3,751	[1]	$6,376	[2]	$10,127
August 10, 2013	$7,499	[3]	$7,499	[4]	$14,999
February 10, 2014	$11,250	[5]	$22,500	[6]	$30,000
Total					$58,876

*	Payments are made on Payments Dates which are within 30 days of the applicable Measurement Date.

[1]	(0.0833 x (b))
[2]	(0.1667 x ((d) x (h))
[3]	(0.1667 x (b))
[4]	(0.3333 x ((e) x (h))
[5]	(0.25 x (b))
[6]	(0.5 x ((f) x (h))